Exhibit 99.1
FOR IMMEDIATE RELEASE

MaxLinear Provides Update on Proposed Acquisition of Silicon Motion

Carlsbad, Calif. – July 26, 2023 – MaxLinear, Inc. (NASDAQ: MXL), a leading provider of radio frequency (RF), analog, digital and mixed-signal integrated circuits, today announced that it has exercised its contractual rights to terminate its May 5, 2022 merger agreement (the “Merger Agreement”) with Silicon Motion (NASDAQ: SIMO).

As described in a Form 8-K filed today with the U.S. Securities and Exchange Commission, MaxLinear gave notice that it is relieved of its obligation to close the transaction because, among other reasons, (i) certain conditions to closing set forth in the Merger Agreement are not satisfied and are incapable of being satisfied, (ii) Silicon Motion has suffered a Material Adverse Effect that is continuing, (iii) Silicon Motion is in material breach of representations, warranties, covenants, and agreements in the Merger Agreement that give rise to the right of the Company to terminate, and (iv) in any event, the First Extended Outside Date has passed and was not automatically extended because certain conditions in Article 6 of the Merger Agreement were not satisfied or waived as of May 5, 2023.

About MaxLinear, Inc.

MaxLinear, Inc. (NASDAQ: MXL) is a leading provider of radio frequency (RF), analog, digital and mixed-signal integrated circuits for access and connectivity, wired and wireless infrastructure, and industrial and multi-market applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MXL is MaxLinear’s registered trademark. Other trademarks appearing herein are the property of their respective owners.

MaxLinear, Inc. Investor Relations Contact:

Leslie Green
Tel: +1 650-312-9060
lgreen@maxlinear.com